EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TelVue Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-87631) of TelVue Corporation of our report dated March 30, 2009 relating to the balance sheets of TelVue Corporation and subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, which report appears in the December 31, 2008 annual report on Form 10-K of TelVue Corporation. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

/s/ Pressman Ciocca Smith LLP
Huntingdon Valley, Pennsylvania
March 30, 2009